EXHIBIT 10.14

CONFORMED COPY

As amended by that certain Amendment No.1 to Research and

Development Service Agreement, dated as of May 3, 2019

AMENDED AND RESTATED RESEARCH AND DEVELOPMENT SERVICES

AGREEMENT

dated as of June 18, 2018

by and among

ALX ONCOLOGY INC.

and

TOLLNINE, INC.

AMENDED AND RESTATED RESEARCH AND DEVELOPMENT SERVICES

AGREEMENT

This research and development services agreement (the “Agreement”) is entered into as of June 18, 2018, (the “Effective Date”) by and between Tollnine, Inc., a Delaware corporation (“Tollnine”) having an address at 1700 Owens Street, Suite 595, San Francisco, CA 94158, and ALX Oncology Inc., a Delaware corporation (“ATI”, formerly Alexo Therapeutics Inc.) having an address at 866 Malcolm Road, Suite 100, Burlingame, CA 94010. Tollnine and ATI are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Tollnine is a biotechnology company engaged in the business of developing protein based therapeutics for the treatment of oncology conditions in humans;

WHEREAS, ATI has capabilities in the area of providing research and development services, and possesses suitable facilities for and employs professional personnel knowledgeable about and experienced in such work;

WHEREAS, Tollnine desires that ATI perform research and development services set out in Attachment 1 and other services mutually agreed upon by the Parties on behalf of Tollnine; and

WHEREAS, ATI is willing, from time to time, to provide, directly or indirectly, such services to be specified from time-to-time in accordance with Section 2.1, on the terms and conditions set out in this Agreement on behalf of Tollnine.

NOW THEREFORE, in consideration of the mutual covenants and conditions set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

1.1 Definition. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth below.

“Affiliate” means with respect to either Party, any Person that, directly or indirectly, is controlled by, controls or is under common control with such Party. For purposes of this Agreement, “control” means, with respect to any Person, the direct or indirect ownership of more than fifty percent (50%) of the voting or economic interest in such Person or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.

“Applicable Rate” means the lesser of two percent (2%) per annum or the maximum rate of interest permitted by law, but in no case less than the applicable federal rate for short-term obligations under Section 1274(d) of the Internal Revenue Code of 1986, as amended, for the period for which the Applicable Rate is being applied.

“ATI Background Technology” means technology, know-how, inventions and trade secrets that are or were (a) invented by officers, employees or agents of, or consultants to, ATI or any of its Affiliates, alone or jointly with third parties, at any time outside of the Services or (b) acquired by purchase, license, assignment or other means from third parties by ATI or any of its Affiliates, alone or jointly with third parties, at any time outside of the Services.

“Business Day(s)” means any day other than a Saturday or Sunday that is not a national holiday in the United States.

“Intellectual Property Rights” means all inventions, know-how, trade secrets, inventions, discoveries, modifications, improvements, materials, compositions of matter, techniques, methods, processes, products, works of authorship, designs and data (whether or not protectable under patent, copyright, trade secrecy or similar laws) and all Patents, patent applications, copyrights, copyright registrations, trademarks, service marks, registrations and applications for trademarks and service marks, trade names, logos, designs, brand names and trade dress, including but not limited to Existing Technology and New Technology (as defined in Section 4.1) and all rights and forms of protection as may subsist anywhere in the world and having equivalent or similar effect to any of the foregoing.

“Patent” means any and all (a) patents issued by any government authority, including without limitation re-examinations, reissues, renewals, extensions, supplementary protection certificates, and term restorations, and (b) pending applications for patents filed with any government authority, including without limitation continuations, continuations-in-part, divisionals, substitute applications and inventor’s certificates.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, including, without limitation, the FDA.

“Results” means all results, inventions, data, reports and other Intellectual Property Rights made by ATI arising from the Services.

“Service(s)” means, subject to the terms and conditions in this Agreement, research and development support service(s) described in Attachment 1, and, going forward, any related services as may be agreed by the Parties.

“Services Work Product” means all work product that arises by the performance by ATI of the Services, provided that “Services Work Product” excludes ATI Background Technology and improvements to ATI Background Technology that arise during performance of the Services.

1.2 Other Defined Terms. Each of the following terms has the meaning ascribed to it in the section set forth opposite such term:

“Act”	Section 2.5(a)
“Affected Party”	Section 7.12
“Agreement”	Recitals
“ATI”	Recitals
“Confidential Information”	Section 4.2(a)
“Compensation”	Section 3.1

“Confidential Information”	Section 4.2
“Disadvantaged Party”	Section 7.12
“Effective Date”	Recitals
“Existing Technology”	Section 4.1(a)
“FDA”	Section 2.5(a)
“Force Majeure”	Section 7.12
“New Technology”	Section 4.1(b)
“Party”	Recitals
“Parties”	Recitals
“Service Fee”	Attachment 2
“Supplier(s)”	Section 2.3
“Term”	Section 6.1
“Tollnine”	Recitals

2. SERVICES

2.1 Development Services. During the Term, ATI shall, at the request of Tollnine, provide to Tollnine the Services. ATI shall also be responsible for preparing a detailed budget for the Services when requested by Tollnine. If required, each budget will be updated on a quarterly basis by ATI and submitted to Tollnine for approval.

2.2 Changes in Services or Budgeted Amounts. Tollnine may propose changes in the Services as reasonably required based upon the Results. ATI may also propose changes in the Services and adjustments to the corresponding budgeted amount based upon the Results with the consent of Tollnine.

2.3 Use of Third Parties. ATI may subcontract to one or more qualified third party suppliers (“Supplier(s)”) for those portions of the Services that require the use of special personnel or equipment, provided that the subcontracting of such Services shall not limit or affect ATI’s liabilities, responsibilities, obligations or duties under this Agreement, including but not limited to the obligations under Section 2.5 and Article 4 of this Agreement. ATI shall provide Tollnine with notice of those third party Suppliers to which it subcontracts portions of the Services.

2.4 Tollnine Assistance. Tollnine shall provide ATI with certain assistance in connection with the Services, as ATI reasonably requests in connection with delivery of the Services.

2.5 Diligence; Standards of Conduct.

(a) In performing the Services, ATI shall comply with the instructions of Tollnine and standard operating procedures mutually approved by Tollnine and ATI. ATI shall perform the Services, when appropriate, in a manner consistent with “Good Laboratory/Clinical Practices”, all relevant professional standards and applicable laws, rules and regulations, including, but not limited to, the U.S. Food, Drug and Cosmetic Act of 1934 (the “Act”) and regulations promulgated thereunder by the U.S. Food and Drug Administration (the “FDA”) and, as applicable, regulations issued by other applicable Regulatory Authorities.

(b) Tollnine will comply with all applicable laws and regulations pertaining to performance by Tollnine of its obligations under this Agreement, including, but not limited to, all relevant tax laws and regulations. ATI will comply with all applicable laws and regulations pertaining to performance by ATI of its obligations under this Agreement, including, but not limited to, all relevant tax laws and regulations. Neither Party shall be required to perform or omit to perform any act required or permitted under this Agreement if such performance or omission would violate the provisions of any such law or regulation.

(c) ATI shall have and maintain in full force and effect any and all licenses, permits, authorizations, registrations and qualifications from all governmental agencies, to the extent necessary or appropriate to perform its obligations under this Agreement. ATI shall provide Tollnine with prompt written notice of any changes in any applicable law, rule, regulation or governmental order, which comes to ATI’s attention that may affect either Party’s performance of its obligations hereunder.

2.6 Records; Reports(a) . (a) ATI shall maintain clear, accurate and complete records in respect of all Services, including, without limitation, detailed laboratory notebooks setting out experimental procedures and the resulting data, experimental reports, quality control records, analytical test results, progress reports, memoranda and correspondence.

(b) Upon the written request of Tollnine during the Term, ATI shall provide status reports in a form to be agreed upon between the Parties. Such status reports shall specify the progress that has been made with respect to any and all Services then ongoing.

3. PRICING; PAYMENT

3.1 Pricing. Tollnine shall pay ATI a fee for providing the Services (the “Compensation”) calculated as the sum of: (a) an amount to be determined in accordance with Attachment 2; plus (b) reimbursement for such other costs and expenses as may be agreed from time to time by the Parties.

3.2 Taxes and Withholding. If Tollnine is required by applicable law to make a payment to ATI subject to a deduction of tax or withholding tax, the sum payable by Tollnine (in respect of which such deduction or withholding is required to be made) shall be made to ATI after deduction of the amount required to be so deducted or withheld by the applicable tax authorities, which deducted or withheld amount shall be remitted to the applicable tax authorities in accordance with applicable law. Any such withholding taxes required to be paid or withheld shall be an expense of, and borne solely by, Tollnine.

3.3 Payment.

(a) ATI shall invoice Tollnine for the Compensation on a calendar quarterly basis or as otherwise mutually agreed by the Parties. Each invoice shall include, in reasonable detail, a description of the Services provided to Tollnine during the time period to which such invoice relates.

(b) Tollnine shall pay for Services within thirty (30) days following its receipt of ATI’s invoice.

(c) Payment of the Compensation shall be made directly to ATI or to a bank designated by ATI by notice to Tollnine from time to time, and shall be made in United States Dollars.

(d) If Tollnine fails to make any undisputed payment when due, such payment shall bear interest at the Applicable Rate until paid in full.

3.4 Records. During the Term and for a period of three (3) years after any termination or expiration of the Term, ATI will maintain complete and accurate accounting books and records, prepared in accordance with U.S. GAAP, of all transactions relating to the subject matter of this Agreement in sufficient detail to permit Tollnine to confirm the accuracy of all costs and expenses incurred by ATI in discharging its obligations under this Agreement and the compensation due to ATI for each year. At the written request of Tollnine and at Tollnine’s expense, ATI shall allow an independent accounting firm selected by Tollnine, to examine the accounting books and records maintained hereunder during ATI’s regular business hours at ATI’s place of business. In the event that such examination concludes that there has been an overpayment the excess shall be credited to Tollnine against future payments under this Agreement.

4. PROPRIETARY RIGHTS; CONFIDENTIALITY

4.1 Proprietary Rights.

(a) ATI acknowledges that it shall have no claim to any right, title, and interest in and to any Intellectual Property Rights owned or controlled by Tollnine prior to the Effective Date (collectively, the “Existing Technology”).

(b) ATI further acknowledges that, except for improvements to ATI Background Technology, all right, title, and interest in and to: (i) any Services Work Product and/or any Intellectual Property Rights directly resulting from or conceived or reduced to practice during or after the Term by ATI or its Suppliers in performance of the Services (collectively, the “New Technology”); and/or (ii) any improvements or enhancements to Existing Technology or New Technology conceived or reduced to practice during or after the Term shall be the property of Tollnine. ATI shall not have the right to use or otherwise exploit any Existing Technology, New Technology or any improvements or enhancements to Exístíng Technology or New Technology except as required for the performance of the Services in accordance with this Agreement.

(c) Before retaining the services of any employee, consultant or Supplier, whether directly or indirectly, ATI shall cause such employee, consultant or Supplier and all affiliated personnel performing any work ín connection with the Services to enter into a written contract with ATI pursuant to the terms of which every such person or entity agrees (i) to assign to ATI ownership of all rights (or where not assignable, a waiver of all non-assignable rights) such person or entity may have with respect to all such Exístíng Technology (and any improvements or enhancements thereto) and New Technology (and any improvements or enhancements thereto) and (ii) to take all actions necessary or useful to cause all such Existing Technology (and any improvements or enhancements thereto) and all New Technology (and any improvements or enhancements thereto) to be assigned to ATI.

(d) As between ATI and Tollnine, ATI shall retain ownership of all ATI Background Technology and improvements thereto that arise during the performance of the Services. ATI hereby assigns and agrees to assign to Tollnine all right, title, and interest in and to all Service Work Product and New Technology (except All Background Technology and improvements thereto), including without limitation any Intellectual Property Rights embodied in such Service Work Product and New Technology (whether or not protectable under patent, copyright, trade secret or similar laws). At the request of Tollnine, ATI shall undertake to do all things and to execute all documents necessary to give effect to the provisions of this Section 4.1.

(e) ATI shall promptly disclose to Tollnine any (i) New Technology (and any improvements or enhancements thereto), and/or (ii) any improvements or enhancements to Existing Technology that it becomes aware of that might, under applicable law, be patentable or otherwise protectable.

(f) Tollnine shall have control over the filing, prosecution, maintenance, interference and every and all other aspects of the management of any and all patent, trademark and copyright applications for both Existing Technology (and any improvements or enhancements thereto) and New Technology (and any improvements or enhancements thereto).

(g) In the event that ATI reasonably believes that a third party is or may be infringing, encroaching or violating any Intellectual Property Right owned or controlled by Tollnine, then ATI shall promptly notify Tollnine in writing of such alleged infringement, encroachment or violation, and Tollnine shall have the sole right, in its sole discretion, to take or not take whatever action it believes is appropriate, without the obligation to do so, and shall have the sole right to control any resulting litigation.

4.2 Confidentiality.

(a) “Confidential Information” means all information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) hereunder and relating to this Agreement, a whether or not in writing or verbally, and whether or not marked or otherwise identified as confidential; including, without limitation, all technical and non-technical information conveyed from Disclosing Party to the Receiving Party in any form, including but not limited to Existing Technology, New Technology and ATI Background Technology. Notwithstanding any other provisions herein, Confidential Information does not include information which, to the extent the Receiving Party can prove by competent evidence,

(i) at the time of its disclosure is publicly known;

(ii) after its disclosure hereunder, becomes publicly known by publication or otherwise, except in breach of this agreement;

(iii) the Receiving Party can conclusively establish with contemporaneous records was in its or its Affiliates’ possession at the time of disclosure hereunder or was subsequently and independently developed by its or its Affiliates’ employees who had no knowledge of Information disclosed hereunder; or

(iv) the Receiving Party or its Affiliates receives from a third party not under obligation or duty of confidentiality, directly or indirectly, to the other Party hereto.

Tollnine and ATI acknowledge and agree that Existing Technology and New Technology shall be deemed the Confidential Information of Tollnine and shall be held in trust by ATIoh for the benefit of Tollnine, and that ATI Background Technology shall be deemed the Confidential Information of ATI and shall be held in trust by Tollnine for the benefit of ATI.

(b) Confidential Information disclosed by a Disclosing Party to a Receiving Party hereunder remains the sole property of the Disclosing Party.

(c) During the Term and for a period of ten (10) years thereafter, the Receiving Party shall:

(i) take all reasonable steps to hold in trust and confidence Confidential Information of the Disclosing Party and not use such Confidential Information except for the limited purposes set forth in this Agreement;

(ii) not disclose the Confidential Information of the Disclosing Party, except to those of its employees, consultants, contractors, subcontractors and agents who (A) require access to such Confidential Information for purposes of the Receiving Party performing its obligations hereunder and (B) have been informed of the limitations on use and disclosure of such Confidential Information created by this Agreement; and

(iii) take all reasonable steps to prevent unauthorized disclosure or use of Confidential Information of the Disclosing Party;

provided, however, that with respect to any of Confidential Information that is a trade secret, such obligations shall survive and continue for so long as such information qualifies as a trade secret under applicable law.

(d) No provision of this Agreement shall be construed to preclude such disclosure of Confidential Information if the Receiving Party (or its Affiliates, employees, consultants, contractors, subcontractors and agents) is required to disclose Confidential Information by order or requirement of a court, administrative agency, or other governmental body, provided the Receiving Party (or its employees, consultants, contractors, subcontractors and agents) shall provide the Disclosing Party prompt notice thereof to enable the Disclosing Party to seek a protective order or otherwise prevent such disclosure

(e) Each Party acknowledges and agrees that, disclosure of Confidential Information contrary to the terms of this Agreement may cause significant harm and injury to Disclosing Party and agrees that the Disclosing Party shall have the right, in addition to any other rights available under applicable law, to seek from any tribunal of competent jurisdiction (i) injunctive relief to enjoin any breach or violation or (ii) specific performance of the provisions of this Agreement to specifically enforce, any covenant or obligation of such Party under such provisions, without the necessity of posting any bond or security.

(f) It is understood and agreed by the Parties that Confidential Information shall not include any portion of such information or data that: (i) is disclosed to the Receiving Party by a third person who is under no obligation of confidentiality to the Disclosing Party with respect to such information and who otherwise has a right to make such disclosure; or (ii) is or becomes generally known in the trade through no fault of the Receiving Party.

4.3 Return of Confidential Information. On the termination of this Agreement, or upon the Disclosing Party’s earlier request, the Receiving Party shall return or destroy any Confidential Information of the Disclosing Party in its possession; provided that the Receiving Party: (i) may retain one complete set to ensure compliance with its obligations under this Agreement, for its corporate governance and secretarial purposes, and for compliance by it with the applicable rules of professional bodies; (ii) shall not be required to destroy back-up computer files created in the ordinary course of business; and (iii) may, in its discretion, destroy any of its own work product containing Confidential Information of the Disclosing Party that it is not entitled to retain under (i) or (ii) above. The Receiving Party shall confirm in writing that it has complied with the obligations set forth in this Section 4.3.

5. REPRESENTATIONS AND WARRANTIES

5.1 Authorization. Each of Tollnine and ATI represents and warrants to the other that: (a) it is duly organized, validly existing and in good standing under the laws of its organizing jurisdiction; (b) it has all requisite power and authority, corporate and otherwise, to execute and deliver this Agreement and to perform its obligations hereunder; (c) it is (by all necessary corporate action) duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby.

5.2 Binding Obligation.

(a) This Agreement is the valid and legally binding obligation of ATI in accordance with its terms, subject to bankruptcy, reorganization, insolvency, moratorium and similar laws and to general principles of equity which are within the discretion of courts of applicable jurisdiction.

(b) This Agreement is the valid and legally binding obligation of Tollnine in accordance with its terms, subject to bankruptcy, reorganization, insolvency, moratorium and similar laws and to general principles of equity which are within the discretion of courts of applicable jurisdiction.

5.3 Independent Contractor. ATI shall perform its obligations under this Agreement as an independent contractor and shall be solely responsible for its own financial obligations. Nothing in this Agreement shall be construed to imply a joint venture or principal and agent relationship between the Parties, and neither Party shall, by virtue of this Agreement, have any right, power or authority to direct and control the day-to-day activities of the other or create any obligation, express or implied, on behalf of the other.

5.4 ATI Authorization with Respect to Third Parties. ATI shall at all times hold itself out to third parties as an independent contractor and shall not make any representations to any third party that it has the right under this Agreement to assume or create any obligation of any kind, either express or implied, on behalf of Tollnine. ATI shall not take any action that would legally bind Tollnine.

5.5 Limitation of Liability.

(a) NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION LOSS OF BUSINESS OR LOSS OF USE, ARISING OUT OF THE BREACH BY A PARTY OF ITS OBLIGATIONS SET FORTH IN THIS AGREEMENT, WHETHER OR NOT FORESEEABLE AND WHETHER OR NOT A PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY WITH RESPECT TO ANY BREACH OF SECTION 4.2 (CONFIDENTIALITY) OR DAMAGES ARISING FROM FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN NO EVENT SHALL ATI BE LIABLE TO TOLLNINE FOR ANY LOSS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IN RESPECT OF ANY LOSS OF PROFIT, OPPORTUNITY, BUSINESS, SAVING OR GOODWILL (IN EACH CASE WHETHER DIRECT OR INDIRECT), AND EACH TYPE OF LOSS ARISING UNDER THIS SECTION 5.5(a) SHALL BE SEVERABLE IN ACCORDANCE WITH SECTION 7.7.

(b) In the event of a material error by ATI that prevents the proper performance of the Services or which renders the Services unacceptable to a regulatory authority to which Tollnine intends to submit the Results, ATI’s sole obligation to Tollnine shall be for ATI, in agreement with Tollnine to either: (a) repeat the defective part of the Services at ATI’s own cost, or (b) refund to Tollnine the amounts paid for the defective part of the Services.

(c) Each Party’s total liability to the other Party, whether in contract, tort (including negligence) or otherwise under this Agreement shall in no circumstances exceed two (2) times the total amount of fees paid by Tollnine for the applicable Services.

(d) ATI shall not be liable for any failure, error or delay in performing the Services if such failure, error or delay is caused by Tollnine or is a result of an express instruction from Tollnine or a change in Tollnine information.

5.6 Disclaimer. EXCEPT FOR THE WARRANTIES PROVIDED IN THIS ARTICLE 5 AND SUBJECT TO ANY RULES OF APPLICABLE LAW THAT MAY NOT BE WAIVED, ANY AND ALL WARRANTIES AS TO THE SERVICES, THE NEW TECHNOLOGY AND THE EXISTING TECHNOLOGY, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR USE, AND NON-INFRINGEMENT ARE SPECIFICALLY DISCLAIMED, EXCLUDED, WAIVED AND NEGATED.

6. TERM AND TERMINATION

6.1 Term. This Agreement shall take effect as the Effective Date and shall remain in effect for an initial period of three (3) years, unless sooner terminated in accordance with Section 6.2 (the “Term”). At the end of the fixed term, this Agreement shall renew automatically for additional one (1) year terms (subject to earlier termination under the provisions of this Article 6), unless, prior to the date of any automatic renewal, one Party provides thirty (30) days’ advance written notice of non-renewal to the other Party.

6.2 Termination of Agreement for Cause. Either Party may terminate this Agreement at any time upon sixty (60) days’ notice to the other Party in the event that the other Party shall have breached any of its material obligations under this Agreement and shall not have cured such default prior to the expiration of the 60-day period. Termination of this Agreement shall not result in termination any Services then being delivered on an active basis, which shall remain in force until completed or terminated as provided in Section 6.3. If either Party desires to terminate this Agreement and all Services, it shall so state in its notice of termination.

6.3 Termination of Service(s) for Cause. Either Party may terminate any Service(s) at any time upon sixty (60) days’ notice to the other Party in the event that the other Party shall have breached any of its material obligations under this Agreement and shall not have cured such default prior to the expiration of the 60-day period. Termination of any Service(s) shall not result in termination of this Agreement or any other Service(s) then being delivered on an active basis, which shall remain in force until completed or terminated as provided in Sections 6.2 and 6.3. If either Party desires to terminate this Agreement and all Services, it shall so state in its notice of termination. If termination of multiple Services is elected pursuant to this Section 6.3, the opportunity to cure shall be available for each Service and termination shall only apply to those Service(s) with respect to which the default is not cured.

6.4 Termination for Convenience.

(a) The Parties may terminate this Agreement at any time upon mutual written agreement of the Parties.

(b) This Agreement may be terminated by Tollnine, for convenience, at any time, by giving ATI written notice of the termination thirty (30) days in advance.

(c) If a Force Majeure condition has prevented performance by one Party for more than forty five (45) consecutive days or an aggregate ninety (90) days in any I212-month period, the Disadvantaged Party shall have the right to terminate this Agreement upon fifteen (15) days’ notice.

6.5 Termination for Insolvency. This Agreement shall terminate immediately without notice: (i) upon the institution by or against ATI or Tollnine of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of ATI’s or Tollnine’s debts; (ii) upon ATI’s or Tollnine’s making an assignment for the benefit of creditors; or (iii) upon ATI’s or Tollnine’s dissolution or liquidation.

6.6 Effect of Termination.

(a) Upon termination (including expiration) of this Agreement for any reason: (i) Tollnine and ATI will terminate all tasks (if any) in an orderly manner, as soon as practical and in accordance with a schedule agreed to by the Parties; and (ii) ATI will discontinue any and all use of any Existing Technology or New Technology, except as necessary to fulfill its obligations to Tollnine in accordance with this Section 6.6.

(b) Upon any termination (including expiration) the Receiving Party shall promptly: (i) cease the use of all Disclosing Party Confidential Information (except as otherwise provided under Section 6.6(a)) and return to the Disclosing Party any and all papers, material and property in its possession or control that contain or embody any Confidential Information of the Disclosing Party, without making or retaining copies thereof, in accordance with Section 4.3.

(c) Tollnine shall pay all reasonable costs incurred by ATI that are necessary or reasonably required in connection with the orderly cessation of the Services in accordance with the plan described in Section 6.6(a), provided that ATI shall use commercially reasonable efforts to minimize costs associated with the cessation of the Services and Tollnine shall not be responsible for such mitigated costs. ATI shall promptly issue to Tollnine a final invoice or credit note, as the case may be, with respect to all outstanding amounts due under this Agreement.

(d) Termination of this Agreement shall not affect rights and obligations of either Party that may have accrued prior to the effective date of termination or any obligation specifically stated to survive termination. The provisions of Article 1, Section 2.6, Sections 3.2-3.4, Article 4, Article 5, Section 6.6, and Article 7 shall survive any expiration or termination of this Agreement.

7. GENERAL PROVISIONS.

7.1 Assignment. Neither Party may assign this Agreement, without the other Party’s prior written consent, except to an Affiliate of such Party or to a successor or acquirer of such Party, as the case may be, in connection with a merger or acquisition, or the sale of all or substantially all of the assigning Party’s assets or the sale of that portion of the assigning Party’s business to which this Agreement relates. Any purported assignment in violation of this Section 7.1 will be null and void without the prior written approval of the assignment by the non-assigning Party.

7.2 Governing Law. This Agreement shall be governed and construed in accordance with the internal, substantive laws of New York, United States of America, to the exclusion of any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement.

7.3 Amendment and Waiver. No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either Party, its agents or employees, but only by an instrument in writing signed by an authorized officer of each Party. No waiver by either Party of any breach of this Agreement by the other Party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

7.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

7.5 Notices. Unless otherwise provided herein, any notice, report, payment or document to be given by one Party to the other shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three (3) Business Days after the date of mailing), or sent by internationally recognized overnight courier (such notice sent by courier to be effective one Business Day after it is deposited with such courier), or sent by telefax (such notice sent by telefax to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid) to the address set forth on the signature page to this Agreement or to such other place as either Party may designate as to itself by written notice to the other Party.

7.6 Entire Agreement. The terms and provisions contained in this Agreement (including the Attachments) constitute the entire understanding of the Parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements and understandings relating to the subject matter hereof. No representations, inducements, promises or agreements, whether oral or otherwise, between the Parties not contained in this Agreement shall be of any force or effect. No agreement or understanding extending this Agreement or varying its terms (including any inconsistent terms in any purchase order, acknowledgment or similar form) shall be binding upon either Party unless it is in a writing specifically referring to this Agreement and signed by a duly authorized representative of the applicable Party. This Agreement is made in the English language and the English version of this Agreement shall control; in the event that any translation of this Agreement is made such translation shall be for informational purposes only and such translation shall not form part of this Agreement and only the English text shall be valid and legal.

7.7 Severability. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The Parties agree that they will negotiate in good faith or will permit a court to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision that is as similar as possible in substance to the invalid, illegal or unenforceable provision.

7.8 Captions. Captions of the sections and subsections of this Agreement are for reference and convenience purposes only and do not constitute terms or conditions of this Agreement and shall not limit or affect the meaning or construction of the terms and conditions hereof.

7.9 Word Meanings. Words such as herein, hereinafter, hereof and hereunder refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

7.10 Conflict or Inconsistency. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and any terms or conditions set forth in any purchase order or other document relating to the transactions contemplated by this Agreement, the terms and conditions set forth in this Agreement shall prevail.

7.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.12 Force Majeure. “Force Majeure” means acts of God, wars (declared or undeclared and including the continuance, expansion or new outbreak of any war or conflict now in existence), revolution, civil commotion, acts of public enemy, labor strikes (other than employees of the Affected Party, as defined herein), terrorism, embargo or acts of government in its sovereign capacity. Except as otherwise provided in this Agreement, in the event that a delay or failure of a Party (the “Affected Party”) to comply with any obligation created by this Agreement is caused by Force Majeure, the Affected Party will, after giving prompt notice to the other Party ( the “Disadvantaged Party”), be excused from such performance on a day-to-day basis during the continuance of such prevention, restriction, or interference (and the Disadvantaged Party will likewise be excused from performance of its obligations on a day-to-day basis during the same period), provided, however, that the Affected Party will use its best efforts to avoid or remove the causes of nonperformance and both Parties will proceed immediately with the performance of their obligations under this Agreement whenever the causes are removed or cease. If Force Majeure conditions continue for more than 45 consecutive days or an aggregate 90 days in any 12-month period, then the Disadvantaged Party may terminate this Agreement in accordance with Section 6.4(c).

7.13 Further Assurances. Each Party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts that are or may become reasonably necessary to effectuate the purposes of this Agreement.

7.14 Dispute Resolution.

(a) Any disputes arising under this Agreement or connected herewith that the Parties are unable to resolve amicably within thirty (30) days after written notice thereof from one Party to the other shall be settled, solely and exclusively, by an arbitration to be conducted by one arbitrator in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce then in effect, excepting those disputes requiring injunctive relief, which shall be governed by Section 7.14(b). If the Parties are unable to agree on a single arbitrator, then such binding arbitration shall be conducted before a panel of three (3) arbitrators that shall be comprised of one (1) arbitrator designated by each Party and a third arbitrator designated by the two (2) arbitrators separately designated by the Parties. Unless the Parties agree otherwise, the arbitration proceedings shall take place in San Francisco, CA and, the arbitrator(s) shall apply the laws of the State of New York and the United States without reference to conflicts of law rules that would result in the application of the laws of another jurisdiction, to all issues in dispute. All arbitration proceedings shall be conducted in English. The findings of the arbitrator(s) shall be final and binding on the Parties. Judgment may be entered in any court of appropriate jurisdiction, or application may be made to that court for a judicial acceptance of the award and an order of enforcement, as the Party seeking to enforce that award may elect.

(b) In the event of any breach by either Party of any of the provisions of this Agreement that would cause immediate and irreparable injury to the other Party, the non-breaching Party shall be entitled to seek injunctive relief and any or all other remedies applicable at law or in equity in any court of applicable jurisdiction.

7.15 Attorneys’ Fees. If any arbitral or other proceeding is initiated by either of the Parties, the prevailing Party shall be entitled to recover from the other Party reasonable attorneys’ fees and arbitration or proceedings costs in addition to any other relief that may be awarded.

7.16 Remedies. All remedies set forth in this Agreement are cumulative and are in addition to any and all other remedies provided to either Party at law or in equity. The failure of a Party to enforce, at any time, or for any period of time, any of the provisions of this Agreement, or of any breach hereof, shall not be construed as a waiver of such provision or subsequent breach of the same or any other provision or of the rights of such Party thereafter to enforce such provision, nor shall either Party’s continued dealing with the other Party following a breach of any provision hereof be deemed to be a waiver of such or any other breach.

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IN WITNESS WHEREOF the Parties have caused this Agreement to be executed on their behalf by their duly authorized representatives intending it to take effect as an instrument under seal as of the Effective Date.

ALX ONCOLOGY INC.		TOLLNINE, INC.

By:	/s/ Jaume Pons	By:	/s/ Jaume Pons

Name:	Jaume Pons	Name:	Jaume Pons

Title:	President	Title:	CEO

Notice Address		Notice Addresses:

ALX Oncology Inc. 866 Malcolm Road, Suite 100 Burlingame, CA 94010 USA Attn: Chief Executive Officer		Tollnine, Inc. 1700 Owens Street, Suite 595 San Francisco, CA 94158 USA Attn: Chief Executive Officer

Attachments

Attachment 1: Description of Services

Attachment 2 Compensation

Attachment 1

Services to be provided to Tollnine by ATI

The Services to be performed by ATI, initially, shall include the following as specified from time to time pursuant to Section 2.1:

•	Propose research and development programs and related budgets and submit same to Tollnine for consideration and approval.

•	Carry out agreed basic and developmental research work in accordance with the agreed upon Services and the agreed upon budgeted amount.

•	Hire, train and supervise appropriately skilled and qualified research staff.

•	Prepare related progress reports on research for Tollnine.

•

Carry out the design of preclinical and clinical trial protocols and oversee all clinical development, including preparation and submission of regulatory filings, interactions with regulatory authorities and drug safety monitoring.

•	Manage clinical trials through the hiring of Clinical Research Organizations (“CROs”), overseeing the performance of such CROs and conducting analysis and interpretation of data.

•	Negotiate agreements with other Suppliers, as needed.

•	Supervise and interface with Suppliers.

•	Prepare regulatory documents and filings on a timely basis.

•	Assist Tollnine with intellectual property protection matters and prosecute patent applications within the New Patents.

•	Assist Tollnine, on an as agreed basis, with other matters related to its development program, such as selection of, negotiations with and supervision of GMP manufacturing sources.

Attachment 2

Compensation

As full consideration for the provision of Services by ATI hereunder, Tollnine shall pay to ATI a fee (the “Service Fee”) equal to the sum of the amounts described in paragraphs (a) and (d) for such period.

(a) An amount equal to the costs incurred by ATI with respect to the provision of the Services, plus a mark-up equal to 10% of such costs.

(b) For greater clarity, the costs reasonably attributable to the provision of the Services shall include, but are not limited to, salaries and related costs, and other costs or expenses incurred in rendering the Services.

(c) The Parties shall review the provisions for determining Compensation hereunder annually in order to ensure that they continue to reflect an arm’s-length basis of compensation consistent with the requirements of § 482 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“§ 482”). The Service Fee may also be adjusted, retrospectively or prospectively, if the Parties mutually agree in writing that an adjustment is required to comply with the arm’s length standard under § 482.

(d) An amount equal to the costs incurred by ATI with respect to the services of subcontractors or Suppliers in connection with the provision of the Services, plus, as periodically agreed between the Parties, a mark-up equal to mutually agreed percentage of such costs. ATI will invoice Tollnine for such costs in United States Dollars.